Investors/Corporate: John Emery, CFO (732) 537-4804 investor@inventivhealth.com	Media: Felicia Vonella (212) 308-7155 fvonella@inventivhealth.com

inVentiv Health Reports Record Financial Results for Third Quarter 2006

•	Revenues Up 54%; Adjusted Operating Income Up 61% (GAAP Operating Income Up 47%); Adjusted EPS of $0.39 (GAAP EPS of $0.34)
•	Significant new Win Momentum and Pipeline Strengthening Across Segments
•  Completed Strategic Acquisitions of MedConference and ASERT / DialogCoach™
•	Increasing 2006 Adjusted EPS Guidance to $1.46-$1.50 (GAAP EPS Guidance to $1.65-$1.69)

See note (1) below for a discussion of non-GAAP financial information.

SOMERSET, NEW JERSEY, November 7, 2006 -- inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and life sciences industries, today announced record financial results for the third quarter of 2006.

Third Quarter 2006 Results from Continuing Operations:

•
Total revenues increased 54% to $197.8 million for the third quarter of 2006, compared to $128.4 million for the third quarter of 2005. Net revenues increased 48% to $163.7 million for the third quarter of 2006, compared to $110.3 million for the third quarter of 2005.

•
Adjusted operating income increased 61% to $22.7 million for the third quarter of 2006, compared to $14.1 million for the third quarter of 2005. GAAP operating income was $20.5 million for the third quarter of 2006, compared to $13.9 million for the third quarter of 2005.

•
Adjusted income from continuing operations increased 40% to $11.8 million for the third quarter of 2006, compared to $8.4 million for the third quarter of 2005. GAAP income from continuing operations was $-10.2 million for the third quarter of 2006, compared to $15.0 million for the third quarter of 2005 including $6.7 million from tax benefits.

•
Adjusted diluted EPS was $0.39 for the third quarter of 2006, compared to $0.30 for the third quarter of 2005. GAAP diluted EPS was $0.34 for the third quarter of 2006, compared to $0.53 for the third quarter of 2005 including $6.7 million from tax benefits equivalent to $0.24 per share.

Third Quarter 2006 Highlights:

•
Record Revenue, Operating Income and Earnings per Share: Total revenue, adjusted operating income and adjusted earnings per share of $197.8 million, $22.7 million and $0.39, respectively, were new records for inVentiv, underscoring the strength of the Company’s multi-faceted business model and continued effective execution across its portfolio of businesses.

•
inVentiv Clinical reported record total revenues of $40.0 million during the third quarter of 2006 compared to $30.4 million during the third quarter of 2005, reflecting continued strong performance in clinical staffing and increased traction in functional outsourcing. Billable headcounts in clinical staffing continued to increase meaningfully during the quarter, further strengthening inVentiv Clinical’s market position in an expanding clinical trials marketplace.

•
inVentiv Communications reported record total revenues of $66.5 million during the third quarter of 2006. Its communications business continued to perform strongly, winning and ramping up new business, including new and expanded contracts with Biogen, Cephalon, Merck and Ethicon. The segment’s patient compliance business continued to perform well, and initiated the ramp-up of a significant new contract with a top-five pharmaceutical company during the quarter.

•
inVentiv Commercial reported total revenues of $91.3 million during the third quarter of 2006 which increased sequentially from $80.0 million during the second quarter of 2006 primarily as a result of the expansion of several contracts, particularly the initial ramp-up of the sales team for Novartis Pharmaceuticals. In addition to the Novartis sales team, inVentiv’s sales teams business and specialty businesses have recently won six additional new or expanded contracts, including a new agreement with Santarus, and are currently pursuing a pipeline which has considerably strengthened during the past quarter.

•
MedConference and ASERT/DialogCoach™ Acquisitions: inVentiv completed the acquisitions of MedConference and ASERT/DialogCoach™ following the end of the third quarter. MedConference, a leading provider of web events to physicians, significantly expands inVentiv’s web-based interaction capabilities directed to the physician community. ASERT and DialogCoach™, leading pharmaceutical sales training organizations, strengthen and complement inVentiv’s industry-leading training offerings.

•
New Win Momentum: inVentiv won several new and expanded contracts during the quarter, including six new or expanded sales team contracts, five new Franklin Group patient assistance programs, three new Franklin Group sample accountability programs, four new or expanded HPR planning & analytics contracts, two new Therapeutics Institute contracts, one new inVentiv Access Service contract, five new or expanded inVentiv Communications contracts and four new inVentiv Clinical contracts.

Mr. Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health, commented, “I am extremely pleased with inVentiv’s record third quarter results, demonstrating the continued effectiveness of our multi-faceted business model and effective execution and cross-selling across our portfolio of businesses. We have continued to see strong win momentum within each of our segments over the last few months, as well as a meaningful increase in our pipeline of new business opportunities.”

Mr. Broshy continued, “As announced earlier today, we completed the acquisitions of MedConference and ASERT/ DialogCoach™ following the end of the third quarter. As leading providers in their respective sectors, we are enthusiastic about the added capabilities these two highly-complementary businesses bring to our mix of offerings, and excited about the combined opportunities we will be pursuing.”

2006 Guidance Update and Initial 2007 Guidance:

Based on the Company’s record performance during the third quarter and strong outlook for the rest of the year, the Company is increasing its 2006 revenue guidance from $705-$725 million to $735-$745 million, and its 2006 adjusted earnings per share guidance from $1.46-$1.48 to $1.46-$1.50 (GAAP earnings per share guidance of $1.65-$1.69).

In addition, the Company is providing its initial 2007 revenue guidance of $830-$850 million and initial 2007 adjusted earnings per share guidance of $1.70-$1.80 (GAAP earnings per share guidance of $1.49-$1.59), reflecting its strong outlook going forward.

Both the previous and updated adjusted guidance excludes compensation expense related to vested stock options and restricted stock, interest income or expense related to the Company’s interest rate hedge of its $175 million term loan facility, and any tax benefits.

Conference Call Information:

Tuesday, November 7, 2006, 9:00 a.m. Eastern Time
Call in number: 877-336-9182 (Domestic) or 706-634-1065 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through November 14, 2006, 2006 at 800-642-1687. The conference ID number for the replay is 8313095.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Commercial, inVentiv Communications and inVentiv Clinical. inVentiv Health currently works with over 200 unique pharmaceutical, biotech and life sciences clients, including all top 20 global pharmaceutical companies. For more information, visit www.inventivhealth.com.

(1)  USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial information which is intended to make the Company’s financial statements more directly comparable on a period-to-period basis, with the objective of enhancing investors’ overall understanding of the Company’s past financial performance and future prospects. Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures. The non-GAAP financial information is related to the following three factors:

•
Compensation expense related to vested stock options and restricted stock: The Company adopted FAS 123(R) as of January 1, 2006 and commenced recording expense for vested stock options and restricted stock as of that date, as opposed to recording expense only for vested restricted stock during 2005. In order to present the financial statements on a comparable period-to-period basis, compensation expense was adjusted for both periods to exclude expense related to vested stock options and restricted stock.

•
Interest expense related to the Company’s interest rate hedge of its $175 million term loan facility: In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness, thus qualifying for hedge accounting. For the quarter ended September 30, 2006, the Company recorded $0.5 million in interest expense relating to the ineffectiveness of the hedge. In order to present the financial statements on a comparable period-to-period basis, interest expense was adjusted to exclude this increase in the current period. If the hedge agreement continues until its full term in October 2008, approximately $2.6 million of net interest income recognized to date (from October 2005 to September 2006) will be offset by an equal amount of interest expense recognized during the remaining term of the agreement, as the Counterparty’s obligation to the Company will be reduced to zero at the conclusion of the agreement.

•
Tax benefits related to the utilization of net operating losses of divested entities: The Company recorded a tax benefit of $6.7 million in the third quarter of 2005, related to the utilization of net operating losses of divested entities. In order to present the financial statements on a comparable period-to-period basis, tax expense was adjusted to exclude this benefit in the third quarter of 2005.

The Company believes that these non-GAAP financial measures are a more accurate basis for evaluating ongoing Company performance and planning and forecasting of future periods, and uses these non-GAAP financial measures internally for the foregoing purposes.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
# # #

Table 1
inVentiv Health, Inc.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended		For the Nine-Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$163,682	$110,276	$461,359	$327,562
Reimbursable out-of-pockets	34,098	18,083	93,077	53,443
Total revenues	197,780	128,359	554,436	381,005

Operating expenses:
Cost of services	106,610	79,638	299,672	237,908
Reimbursed out-of-pocket expenses	34,798	18,126	94,404	53,328
Selling, general and administrative expenses	35,884	16,726	100,809	48,082
Total operating expenses	177,292	114,490	494,885	339,318

Operating income	20,488	13,869	59,551	41,687
Interest expense	(3,854)	(332)	(7,752)	(1,042)
Interest income	683	335	1,780	841
Income from continuing operations before income tax provision, minority interest in income of subsidiary and income from equity investments	17,317	13,872	53,579	41,486
Income tax (provision) benefit	(7,169)	1,161	(12,605)	(8,229)
Income from continuing operations before minority interest in income of subsidiary and income from equity investments	10,148	15,033	40,974	33,257
Minority interest in income of subsidiary	(230)	--	(905)	--
Income from equity investments	277	--	133	--
Income from continuing operations	10,195	15,033	40,202	33,257

Income from discontinued operations:
Gains on disposals of discontinued operations, net of taxes	49	78	1,268	1,640
Net income from discontinued operations	49	78	1,268	1,640

Net income	$10,244	$15,111	$41,470	$34,897

Earnings per share:
Continuing operations:
Basic	$0.35	$0.56	$1.39	$1.25
Diluted	$0.34	$0.53	$1.34	$1.19
Discontinued operations:
Basic	$0.00	$0.00	$0.04	$0.06
Diluted	$0.00	$0.01	$0.04	$0.06
Net income:
Basic	$0.35	$0.56	$1.43	$1.31
Diluted	$0.34	$0.54	$1.38	$1.25
Weighted average common shares outstanding:
Basic	29,411	26,943	28,937	26,604
Diluted	30,359	28,132	29,959	27,890

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)

	September 30,	June 30,
	2006	2006

Cash (1)..……………………………………………	$67,425	$50,708
Account Receivable, Net……………………………	$103,759	$101,875
Unbilled Services…………………………………...	$65,812	$61,481
Total assets……..…………………………………...	$677,308	$659,868
Client Advances & Unearned Revenue……………..	$47,937	$44,779
Working Capital (2)………………………………...	$108,989	$96,489
Long-term debt (3)………………………………...	$165,000	$173,688
Capital Lease Obligations (3)……………………..	$26,324	$28,592
Depreciation (4)…………………………………….	$11,185	$7,578
Amortization (4)…………………………………….	$4,187	$2,616
Days Sales Outstanding (5)…………………………	77	81

1)	Cash includes restricted cash of $0.3 million for September 30, 2006 and June 30, 2006.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.

Table 3

inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three Months Ended September 30, 2006 and 2005

	Three Months Ended September 30,
	2006		2005
(in millions, except margin)	Balance	Operating Margin (1)	Balance	Operating Margin (1)
Operating income, as reported	$20.5	12.5%	$13.9	12.6%
Add: Share-based compensation arising from adoption of FAS 123R	2.2	1.4%	0.2	0.2%
Operating income, as adjusted	$22.7	13.9%	$14.1	12.8%

(1) Operating margin is based on net revenues of $163.7 million and $110.3 million for the three months ended September 30, 2006 and 2005, respectively, as disclosed in Table 1.

	Three Months Ended September 30,
(in millions)	2006	2005
Income from continuing operations, as reported	$10.2	$15.0
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	1.3	0.1
Add: Derivative interest, net of taxes	0.3	--
Deduct: Tax benefit	--	(6.7)
Income from continuing operations, as adjusted	$11.8	$8.4

	Three Months Ended September 30,
	2006	2005
Diluted earnings per share from continuing operations, as reported	$0.34	$0.53
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.04	0.01
Add: Derivative interest, net of taxes	0.01	--
Deduct: Tax benefit	--	(0.24)
Diluted earnings per share from continuing operations, as adjusted	$0.39	$0.30

2006 Guidance Update and Initial 2007 Guidance

	Guidance
	2006	2007
Diluted earnings per share from continuing operations	$1.65-$1.69	$1.49-$1.59
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.15	0.19
Derivative interest, net of taxes	(0.04)	0.02
Deduct: Tax benefit	(0.30)	--
Diluted earnings per share from continuing operations, as adjusted	$1.46-$1.50	$1.70-$1.80